 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Savings and Investment Plan Committee of Minerals Technologies Inc.
Minerals Technologies Inc. Savings and Investment Plan:

We consent to the incorporation by reference in the registration statements (No. 333-160002, 33-59080, 333-62739, 333-138245, 333-206244, 333-249761 and 333-282854) on Form S-8 of Minerals Technologies Inc. of our report dated June 17, 2026, with respect to the statements of net assets available for benefits of Minerals Technologies Inc. Savings and Investment Plan as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the years ended December 31, 2025 and 2024, and the related notes, and the supplemental schedule, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025, which report appears in the December 31, 2025 annual report for Form 11-K of the Minerals Technologies Inc. Savings and Investment Plan.

/s/ Withum Smith+Brown, PC

New York, New York
June 17, 2026